Exhibit 99.4

EXHIBIT 99.4

Trust in excellence

Colin Bond

CFO Vifor Pharma

Vifor Pharma, a company of the Galenica Group

Vifor Pharma aims to become a successful, stand-alone, global speciality pharma company

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VIFOR PHARMA GALENICA CURRENTLY PART OF THE GALENLCA GROUP SWITZERLAND HEADQUARTERS IN ZURICH, SWITZERLAND REASERACH & DEVELOPMENT FACILITIES IN ST. Gallen, Fribourg, geneva and zurich manufacturing sites in st. gallen, Fribourg, geneva and ettingen in over 100 countries worldwide marketing and distribution through a network of affillates and partners around the world vifor pharma manufacturing site in portugal

Vifor Pharma – Key figures 2015

967.0 million 378.4 million 333.0 million

Net sales in CHF EBITDA in CHF EBIT in CHF

81.8 million Headquarters in Zurich

Investments in R&D in CHF Switzerland

~1,825

Employees worldwide

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Vifor Pharma

Vifor Pharma Leadership Team


Vice-CEO Vifor Pharma
Gianni Zampieri
Head of Global Comms & PA*
Beatrix Benz
Head Technical Operations
Dirk Schrader
Head of Global Marketing
Abdul Mullick
Chief Financial Officer
Colin Bond
Head of GBO
Dario Eklund
Chief Medical Officer
Stefan Wohlfeil
CEO VFMCRP
Stefan Schulze
General Counsel
Oliver Kronenberg
Head of Global HR
Michael Puri
Head of QA
Thomas Kaspar
Head of Finance & Administration
Alex Sigalas
Head of GMA
Thierry Teil
Deputy CEO VFMCRP
Chris Springer
Head of Global RA
Behruz Eslami

Expanded Executive Committee (EEC) Member

Executive Committee (EC) Member

* Joins EC meetings

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Vifor Pharma

We have a long history of innovation

1872	Caspar Friedrich Hausmann founded a pharmacy in St.Gallen, Switzerland pioneering iron products
1927	Sixteen pharmacists establish a joint purchasing centre in Switzerland, forming the future Galenica Ltd.
1944	Foundation Vifor Ltd – non prescription medicines
1952	Ferrum Hausmann, intravenous iron product, developed by Laboratorien Hausmann AG is first introduced in Switzerland
1977	Galenica acquires Vifor Ltd
1983	Galenica acquires Laboratorien Hausmann AG
1991	Foundation Vifor (International) Ltd
2000	FDA (US Food and Drug Administration) approves intravenous iron for the treatment of haemodialysis-dependent CKD patients in the US market
2007	Ferinject® receives regulatory approval in Switzerland and 18 EU countries
2008	Foundation of Vifor Pharma
2010	Galenica, (55%) and Fresenius Medical Care (45%) form Vifor Fresenius Medical Care Renal Pharma, a new company operating in nephrology
2013	Injectafer® (US brand name of Ferinject®) receives US FDA approval for iron deficiency anaemia treatment
2014	Galenica lays foundation for Vifor Pharma to become a stand-alone global specialty pharma company
2015	Exclusive license agreement with Roche for Mircera® Partnership with Relypsa for Patiromer (US brand name: Veltassa®)

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We are continually building our expertise

We work in the fields of iron deficiency, nephrology and infectious diseases, operating across three franchises: Iron Nephrology

Infectious

Diseases/OTX

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Veltassa® adds a complementary product to Vifor Pharma’s

Nephrology/Cardiology portfolio and thus represents a perfect strategic fit

Therapeutic Areas (pro-forma)

Nephrology Cardiology Gastro Infectious Diseases / OTX

products Owned -

products licensed CCX 168 In -

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Market Overview – Iron Therapies

Market share 2015

Global iron market Sub-market share 2015 Intravenous iron

66%

Vifor 36% Pharma

Fresenius

Total CHF 1,134 million

Vifor Medical Care

Pharma Oral iron

10%

Vifor Pharma

Total CHF 2,452 million

Total CHF 1,318 million

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We supply leading brands for iron therapy

Intravenous Oral iron iron products product

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We are building a leading portfolio in the field of nephrology with future opportunities in many areas

Nephrology portfolio

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Vifor Fresenius Medical Care Renal Pharma is becoming a global leader in nephrology

Vifor Fresenius Medical Care Renal Pharma operates as a common company owned by Galenica and by Fresenius Medical Care since 2010:

55% owned by Galenica 45% by owned Fresenius Medical Care

Experience in Strong iron patient care, therapy and pharma know-how and global expertise network of dialysis centres

Vifor Fresenius Medical Care Renal Pharma develops and commercialises innovative and high-quality products to improve the lives of the growing numbers of patients around the world who suffer from chronic kidney disease.

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We support the management of loss in renal function

Iron deficiency anaemia Hyperphosphatemia

Ferinject® & Venofer®

USA

Europe ??Non-calcium, iron-based, chewable phosphate binder ??One pill per meal controls serum phosphorus levels in adult patients with chronic kidney disease ??Becoming a global brand Latin Middle East America and Africa

Both products used for: Frese

nius

Iron deficiency Medic anaemia al

Care

in haemodialysis Pre-dialysis

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Vifor Pharma

We support the management of loss in renal function

Anemia in CKD

Mircera®

- Exclusive license agreement Vifor Pharma + Roche
- Supply agreement for use solely within FMCNA's dialysis facilities


USA
Puerto Rico

Long-acting* erythropoiesis-stimulating agent (ESA)

- ✓ Used to treat symptomatic anaemia associated with CKD in adults
- ✓ Ideal complement to the existing product portfolio of Vifor Fresenius Medical Care Renal Pharma for patients with CKD and iron deficiency

* for bi-weekly or monthly treatment

Hyperkalemia

Patiromer (US brand name: Veltassa®)

- Partnership between Vifor Fresenius Medical Care Renal Pharma and Relypsa.
- Patiromer is the first new medicine for the treatment of hyperkalemia, or high blood potassium levels, in more than 50 years.
- Approximately 3-4 million people with chronic kidney disease (CKD) and/or heart failure in the United States have hyperkalemia.
- Patiromer was approved by the US Food and Drug Administration (FDA) in October 2015 under the name Veltassa® for the treatment of hyperkalemia.
- Submission to the European Medicines Agency (EMA) in April 2016.

Veltassa (patiromer) for oral suspension

relypsa

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Important Safety Information

The Prescribing Information for Veltassa includes a Boxed Warning that Veltassa binds to many other orally administered medications, which could decrease their absorption and reduce their effectiveness. Other oral medications should be administered at least 6 hours before or 6 hours after Veltassa. Doctors should choose Veltassa or the other oral medication if adequate dosing separation is not possible.

Contraindications: Veltassa is contraindicated in patients with a history of a hypersensitivity reaction to Veltassa or any of its components.

Worsening of Gastrointestinal Motility: Use of Veltassa should be avoided in patients with severe constipation, bowel obstruction or impaction, including abnormal post-operative bowel motility disorders, because Veltassa may be ineffective and may worsen gastrointestinal conditions. Patients with a history of bowel obstruction or major gastrointestinal surgery, severe gastrointestinal disorders, or swallowing disorders were not included in clinical studies. Hypomagnesemia: Veltassa binds to magnesium in the colon, which can lead to hypomagnesemia. In clinical studies, hypomagnesemia was reported as an adverse reaction in 5.3 percent of patients treated with Veltassa. Approximately 9 percent of patients in clinical trials developed hypomagnesemia with a serum magnesium value <1.4 mg/dL. Doctors should monitor serum magnesium and consider magnesium supplementation in patients who develop low serum magnesium levels.

Adverse Reactions: The most common adverse reactions (incidence ?2 percent) were constipation, hypomagnesemia, diarrhea, nausea, abdominal discomfort and flatulence. Mild to moderate hypersensitivity reactions were reported in 0.3 percent of patients treated with Veltassa and included edema of the lips. For additional Important Safety Information and Veltassa’s full Prescribing Information, please visit www.relypsa.com/veltassa/prescribing-information.

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Trust in excellence

Michael Puri Head of Global HR

Vifor Pharma, a company of the Galenica Group

Guided by our values at all times:

Passion, Entrepreneurship, Trust, Respect and Togetherness

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Switzerland

Facts & Figures

A small but well known country in the heart of Europe

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Facts & Figures

Area: 15,940 sq mi Capital: Bern

California is almost 10 times bigger than Switzerland

Population: 8,341,000

Currency: Swiss franc

Foundation: 1st August 1291

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Facts & Figures

4 official languages and a wealth of dialects:

- German: 63.5%

- French: 22.5%

- Italian: 8.1%

- Rhaeto-Rumantsch: 0.5%

Main economic activities:

- Pharma

- Banking

- Insurance

- Micro technology

- Hi-tech

- Biotechnology

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Did you know?

There are more than 1,500 lakes in Switzerland.

The Swiss eat more Swiss cheese is famous for having chocolate than any holes. The holes are created by other nation in the the bacteria which change milk to world: 11.3 kg per year Swiss cheese

Switzerland is home to 450 varieties of cheese, ranging from extra hard to soft, with crazy-hard-to-pronounce names like The famous equation E=MC2 Sbrinz, Mutschli, was devised by Albert Einstein Formaggini, and Tomme in 1905, while he worked in Vaudoise Switzerland.

In Latin, Confoederatio Helvetica is

Switzerland’s official name, which is why Switzerland’s abbreviation is CH

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Thank you!

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